EXHIBIT 4.86

Termination Agreement

This Agreement is executed on January 16, 2006 by and between:

Party A: Beijing Lahiji Technology Development Co., Ltd. (hereinafter referred to as “Party A”)

Registered Address: Room 601, Unit C, No.18 of Xi Huan Road (S), Economic-Technological Development Area, Beijing

Party B: Wang Lei Lei (hereinafter referred to as “Party B”)

Address: No.1001, Building 1, Xiaoyangyibin Bystreet, Dongcheng District, Beijing

Whereas:

1.	Party A and Party B executed a Share Pledge Agreement (hereinafter referred to as the “Share Pledge Agreement”) with respect to the equity interest held by Party B in Beijing Lei Ting Wan Jun Network Technology Company Limited on November 30, 2004.

2.	Party A and Party B wish to terminate the said Share Pledge Agreement.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Share Pledge Agreement, which shall automatically become invalid upon the effective date of this agreement.

2.	On the date when the Share Pledge Agreement becomes invalid, the rights and obligations of Party A and Party B under the Share Pledge Agreement shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

Beijing Lahiji Technology Development Co., Ltd.

Name:	Wang Lei Lei
Title:	Legal Representative

Wang Lei Lei

Signature:

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